EXHIBIT 23.2
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated February 24, 1994, which appears on page 36 of the 1993 Annual Report to Shareholders of Tech-Sym Corporation which is incorporated by reference in Tech-Sym Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of such Annual Report on Form 10-K.

Price Waterhouse LLP
Houston, Texas
November 18, 1994